EXHIBIT 10-V

RETIREMENT AGREEMENT

RETIREMENT AGREEMENT, dated February 21, 2007 (the “Retirement Agreement”), between COLGATE-PALMOLIVE COMPANY, a Delaware corporation, having an office at 300 Park Avenue, New York, New York 10022 (the “Company”), and JAVIER G. TERUEL, Vice Chairman of the Company, having his residence at Bosque de Toronjos #9, dept 702, Bosques de Las Lomas, Mexico, DF 05120 (“Mr. Teruel”).

WHEREAS, Mr. Teruel has informed the Company on the date hereof that he has decided to retire from employment with the Company effective April 1, 2007 (the “Retirement Date”) after 35 years of service; and

WHEREAS, in connection with his retirement, Mr. Teruel and the Company have agreed to the following terms with respect to his retirement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Retirement Date. Mr. Teruel hereby notifies the Company that he will retire from employment with the Company effective as of the Retirement Date.

2. Retirement Benefits; Additional Payment. Upon his retirement, Mr. Teruel will receive the normal retirement benefits and payments applicable to him under existing Company plans and programs. In addition, in consideration of the covenants set forth herein and in the documents referred to in Section 6(K), Mr. Teruel will receive an additional payment in the amount of $2,640,000 payable within 60 days after the Retirement Date. This additional payment shall not be considered part of Mr. Teruel’s salary or earnings for purposes of computing any other Company benefit, payment or award.

3. Consulting. So that the Company may continue to receive the benefit of Mr. Teruel’s extensive experience and expertise regarding the business of the Company, during a three-year period beginning on the Retirement Date, Mr. Teruel agrees that upon the Company’s reasonable notice to him, for no additional consideration he shall make himself available to consult with and advise the Company regarding strategic issues and such other matters as the parties may agree. Such consultation shall not interfere with Mr. Teruel’s personal or other business commitments. In connection with such consultation, Mr. Teruel will be reimbursed for reasonable expenses incurred in connection therewith.

4. Covenant Not to Compete. During a three-year period beginning on the Retirement Date (the “Restricted Period”), Mr. Teruel shall not, directly or indirectly, in any capacity, without the prior written consent of the Company, provide any services to, or become directly or indirectly involved as an owner, officer, director, employee, shareholder, independent contractor, agent, partner or advisor for any business or entity (collectively a “Competing Business”) involved in the development, manufacture, production, marketing and/or sale of (a) oral care or pet nutrition products, or (b) personal care, household care, or fabric care products that directly and materially compete with products which generate sales or profits material to the Company or any of its subsidiaries or affiliates ; provided, however the foregoing shall not restrict Mr. Teruel from acquiring an investment of 5% or less of the outstanding shares of a public company that engages in a Competing Business or from providing services to or being involved in a company with a Competing Business generating less than 5% of the revenues of that company. Notwithstanding anything herein to the contrary, nothing herein shall prevent Mr. Teruel from engaging in any activity with, or holding any financial interest in, a division, subsidiary or affiliate which is not engaged in a Competing Business even if the entity of which it is a part is engaged in a Competing Business. Nothing in the foregoing shall limit in any way Mr. Teruel’s obligations under Section 5 of this Agreement and the non-disclosure agreement referred to therein. During the Restricted Period, Mr. Teruel shall not, directly or indirectly, recruit, hire, solicit or induce any employee, agent, consultant, contractor, supplier or any other person or entity to cease or reduce working for and/or doing business with Colgate and/or any of its subsidiaries or affiliates. Mr. Teruel acknowledges that the Company would suffer irreparable harm

(not adequately remedied by monetary damages alone) if Mr. Teruel were to breach the provisions of this Section and that, accordingly, the Company shall be entitled to seek equitable relief, in addition to its remedies at law, to enjoin any such breach or threatened breach without the necessity of posting a bond or other security.

5. Confidential Information. Mr. Teruel acknowledges that, in the course of his employment with the Company and during the course of the consultation referred to above, he has and may hereafter obtain knowledge about confidential and proprietary information or trade secrets of the Company or its affiliates (the “Confidential Information”). Mr. Teruel hereby acknowledges that all Confidential Information constitutes a valuable trade secret and is the sole and exclusive property of the Company. Mr. Teruel agrees not to use, publish or otherwise disclose any Confidential Information to others, including but not limited to any Competing Business, and to sign a non-disclosure agreement in the standard form used by the Company effective as of the Retirement Date.

6. General Provisions.

A. Non-Assignability. Neither this Retirement Agreement nor any right, obligation or interest hereunder or in connection herewith shall be assignable by Mr. Teruel, his beneficiaries, or legal representatives, without the Company’s prior written consent; provided, however, that nothing in this Paragraph shall preclude the executors, administrators, or other legal representatives of Mr. Teruel or his estate from receiving any payment or benefit hereunder or from assigning any rights hereunder to the person or persons entitled thereunto. Notwithstanding the foregoing sentence, the Company agrees that it will consent to the assignment by Mr. Teruel of his right to receive the payment referred to in Section 2 to a company affiliated with and controlled by Mr. Teruel, subject to confirmatory due diligence by the Company that such assignment does not have an adverse impact on the Company, provided, however, in the event of any such assignment, Mr. Teruel will remain fully bound by the terms and conditions of this Agreement.

B. Offset. Mr. Teruel understands and agrees that should he be entitled to receive or has received any other payment or benefit from other Colgate/Hills, government sponsored or statutorily required severance plans or staff leave indemnity plans, they shall apply as offsets against any amounts received herein.

C. Benefit/Binding Effect. This Retirement Agreement shall be binding upon, and inure to the benefit of, Mr. Teruel, the Company and their respective heirs, administrators, successors and assigns.

D. Modification. This Retirement Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

E. Non-Waiver. No term or condition of this Retirement Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Retirement Agreement , except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

F. Governing Law. This Retirement Agreement has been executed and delivered in the State of New York, and their validity, interpretation, performance, and enforcement shall be governed by the laws of said State without reference to the conflicts of laws principles thereof. Mr. Teruel hereby irrevocably consents to the exclusive jurisdiction and venue of the Courts of the State of New York and the United States District Court for the Southern District of New York, in connection with any action or proceeding arising out of or relating to this Retirement Agreement or the subject matter hereof. Mr. Teruel hereby irrevocably appoints CT Corporation System, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, as his authorized agent upon whom process may be served in any such action or proceeding instituted in any such court and waives any objections to personal jurisdiction with respect thereto. The Company will reimburse Mr. Teruel for any fees or costs charged by CT Corporation System for acting as his authorized agent for service of process pursuant to the foregoing sentence.

G. Captions. The headings and captions of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Retirement Agreement.

H. Notices. All notices and other communications hereunder shall be in writing and shall be given by personal delivery, telecopier, recognized overnight courier service or Certified Mail, Return Receipt Requested, to the parties at their addresses set forth above, or to such other address as either party hereto may pursuant to the provisions of this Paragraph provide to the other party hereto.

I. Entire Retirement Agreement. This Retirement Agreement, together with the documents referred to in Paragraph (K) of this Section 6, constitute one integrated document and contain the entire agreement, between the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

J. Severability. Any provision of this Retirement Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions, and any such prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

K. Execution. On the Retirement Date, Mr. Teruel will execute a non-disclosure agreement and general release in favor of the Company in form and substance satisfactory to it.

L. Counterparts. This Retirement Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have made and delivered this Retirement Agreement as of the day and year first above written.

COLGATE-PALMOLIVE COMPANY

By	/s/ DANIEL MARSILI
Name:	Daniel Marsili
Title:	Vice President, Global Human Resources

Date: February 21, 2007

/s/ JAVIER G. TERUEL
Javier G. Teruel

Date: February 21, 2007